Exhibit 7.11

(FOR INTERNAL USE)

To:	Essence Growth Company Fund SP
c/o Essence Asset Management (Hong Kong) Limited 安信資產管理(香港)有限公司 39/F, One Exchange Square, Central, Hong Kong

Email:	Andrealai@eif.com.hk
Attention:	Andrea Lai

c/o NuBright Fund Services Limited 19F Chinachem Tower, 34-37 Connaught Road Central, Hong Kong

Email:	yongrui.zhao@nubright.com
Attention:	赵永瑞

SUBSCRIPTION AGREEMENT

relating to Class C1 Non-Redeemable Participating Shares in

Essence International Advanced Products and Solutions SPC

(the “Company”)

attributable to

Essence Growth Company Fund SP

(the “Portfolio”)

Please complete this Subscription Agreement in English using block letters. Complete details must be given to ensure that your subscription application is properly processed.

Please read section 3 "Subscriber’s Warranties and Representations” and section 5 "Notes” carefully before completing this Subscription Agreement. Unless the context otherwise requires, defined terms used in the Memorandum shall have the same meaning in this Subscription Agreement.

Copy	Number

*Obtain copy number from front cover of Private Placement Memorandum relating to the Portfolio as annexed hereto in Schedule 3 (the “Memorandum”).

1.	Application Details

I, the undersigned, confirm that I have received and read the Memorandum, the addenda thereto (if any) (the “Offering Documents”) and wish to subscribe for the Participating Shares in the Portfolio subject to the terms of the Offering Documents and this Subscription Agreement.

Class of Participating Shares:	Class C1 Non-redeemable Participating Shares (the “Participating Shares”)

Subscription amount:	US$	13,549,507.20	(in figures)
		thirteen million five hundred forty-nine thousand five hundred seven and two tenths U.S. Dollars	(in words)

I will subscribe for the Participating Shares in consideration of the value of certain common shares (the “In Specie Shares”) of Highpower International Inc. 豪鹏国际集团 (a public company incorporated under the laws of the state of Delaware of the United States whose common shares are listed on NASDAQ under the stock symbol “HPJ” as of the date of this Subscription Agreement, the “Target Company”) directly held by me as follows:

Number of the In Specie Shares:		2,822,814

Per Share Merger Consideration	US$	4.80

Total value of the In Specie Shares:	US$	13,549,507.20	(in figures)
		thirteen million five hundred forty-nine thousand five hundred seven and two tenths U.S. Dollars	(in words)

The Subscription amount will be deemed to be paid upon completion of transfer of the In Specie Shares to the Company on behalf of and for the account of the Portfolio.

2.	Subscriber’s Information

2.1	PLEASE FILL IN THE FOLLOWING FORM IN BLOCK LETTERS.

Subscriber’s full name (in English):	PAN Dangyu
Passport/ID no.:
Residential address:
Mailing address:
Nationality:	PRC
Telephone no.:
Email address:
Attention Person:	PAN Dangyu
Source of funds:
Prominent public function

Please tick “Yes” if you are or have been

i)    in charge of important political and/or public functions, e.g. heads of state or government, senior politicians, senior government, judicial or military officials, senior executives of the government owned corporations, important political party officials; or

ii)    family members and close associates of the persons engaged in the important political and / or public functions alike.

☐ Yes ☒ No

(please tick one box only)

Are you an existing investor in the Portfolio?	☐ Yes ☒ No (please tick one box only)

3.	Subscriber’s Warranties and Representations

3.1	I hereby represent, warrant, acknowledge, agree and declare that:

(a)	I have received and read the Offering Documents and I confirm that this subscription application is made on the terms of the Offering Documents, as amended from time to time.

(b)	I hereby agree to be bound by the Offering Documents.

(c)	I hereby undertake that I will use best efforts to assist the Target Company to complete the transfer of the legal and beneficial title of the In Specie Shares to the Portfolio in accordance with the Offering Documents and this Subscription Agreement for subscription of the Participating Shares.

(d)	I acknowledge and agree that (i) Class C2 Share shall be designated as a preferred share class and Class C1 Share shall be designated as a subordinated share class of the Portfolio, and (ii) the Class C2 Shareholders may be entitled to such shareholders rights preferable to the rights of Class C1 Shareholders as set out in the Offering Documents.

(e)	I hereby agree that any Class C2 Shareholder shall be entitled to claim indemnification and/or request for specific enforcement in connection with my breach of any provisions under the Offering Documents and/or this Subscription Agreement from and against any loss, liability or expense (including, without limitation, judgments, fines, amounts paid or to be paid in settlement and reasonable attorney's fees and expenses) incurred or suffered, for such purpose any of the Class C2 Shareholders who is not a party to this Subscription Agreement shall have the right under the Contracts (Rights of Third Parties) Law, 2014 (as amended) to enforce this Subscription Agreement notwithstanding any other provisions in this Subscription Agreement. I hereby acknowledge and agree that I shall acquire the prior consent of Class C2 Shareholders if any changes occurred with respect to any contracts between the Portfolio and me may extinguish or vary such Class C2 Shareholders’ right under the Contracts (Rights of Third Parties) Law, 2014 (as amended).

(f)	No person (including but not limited to the Company on behalf of and for the account of Portfolio, the Investment Manager, the Investment Advisor and any of their officers, agents, employees and advisers and any person acting on behalf of any of the foregoing persons) has given or been authorised to give me any information, warranty or representation in connection with the marketing, offering, subscription and sale of the Participating Shares, other than the information contained in the Offering Documents and that if any such information, warranty or representations have been given, I have not relied upon them. I agree that none of the Company on behalf of and for the account of Portfolio, the Investment Manager, the Investment Advisor or any of their officers, agents, employees and advisers and any person acting on behalf of any of the foregoing persons will have any liability for any information, warranty or representation other than the information contained in the Offering Documents or in such documents as they may agree. In deciding to subscribe for the Participating Shares, I confirm that I have relied upon my own examination of the Portfolio and the terms of the Offering Documents.

(g)	I qualify as an Eligible Investor as defined in the Offering Documents. I am not acquiring Participating Shares on behalf of, or for the benefit of, a person who is not an Eligible Investor nor do I intend to sell or transfer any Participating Shares to any person who is not an Eligible Investor.

(h)	I am able to acquire the Participating Shares without violating any applicable laws. I have the capacity, power and authority to enter into and perform my obligations under this Subscription Agreement and the Offering Documents. The Company on behalf of and for the account of Portfolio is entitled to rely on my signature therein without further verification.

(i)	I am fully empowered and have authority to make an investment in the Portfolio whether such investment is on my own behalf or on the behalf of another person or institution.

(j)	I am over the age of 18 years with full capacity for civil conduct. I am not subscribing for the Participating Shares on behalf of any person who is under 18 years of age or without full capacity for civil conduct, nor am I intending to sell or transfer any Participating Shares to any person who is under 18 years of age or without full capacity for civil conduct.

(k)	The In Specie Shares are not directly or indirectly derived from activities that may contravene the Anti-Money Laundering Regulations (as amended) of the Cayman Islands and the Guidance Notes issued pursuant thereto, or international laws and regulations including anti-money laundering (“AML”) laws and regulations. The acceptance of my application for subscription will not breach any applicable money laundering and terrorist financing laws and regulations and I undertake to provide verification of my identity reasonably satisfactory to the Company on behalf of and for the account of Portfolio, the Investment Manager, the Investment Advisor, the Administrator, the Custodian or any of their agents, employees or delegates promptly on request. The Company on behalf of and for the account of Portfolio, the Investment Manager, the Investment Advisor, the Administrator, the Custodian or any of their agents, employees or delegates shall be held harmless and indemnified by me against any loss arising from the failure to process this application if such information as has been required from me has not been provided by me or is untrue, incomplete or inaccurate.

(l)	I represent and warrant that I am authorised, approved or otherwise permitted to engage in foreign exchange business and offshore investment from outside of the PRC and I hold legitimate foreign currency accounts outside of the PRC. I further represent and warrant that I am not subject to foreign exchange controls or have fully satisfied any applicable foreign exchange control approval, notification, registration and/or filing requirements under relevant PRC laws and regulations.

(m)	I hereby unconditionally and irrevocably authorize the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator to disclose the information supplied in this Subscription Agreement to the Investment Manager, the Custodian and other service providers of the Portfolio including any of their employees, officers, directors, agents, holding or subsidiary companies or affiliates or to any third party employed to provide administrative or other services and/or to any regulatory authority entitled thereto by law or regulation (whether statutory or not) in connection with my investment in the Portfolio.

(n)	The information supplied in this Subscription Agreement or otherwise in connection with my subscription for the Participating Shares may be held by the Company on behalf of and for the account of Portfolio, the Investment Manager, the Investment Advisor, the Administrator and will be used for the purposes of processing my subscription for the Participating Shares and completing the register of members of the Portfolio, and may be used in any matters relating to my holding of the Participating Shares (including the mailing of reports or notices).

(o)

The Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator may take any action as they deem appropriate to process my application notwithstanding any error, misunderstanding or lack of clarity in this Subscription Agreement. None of the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator or any of their employees, officers, directors, agents, holding or subsidiary companies or affiliates shall be liable for any direct or indirect loss resulting from their acting or not acting on any applications made by this Subscription Agreement. None of the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator or any of their employees, officers, directors, agents, holding or subsidiary companies or affiliates will be liable for any loss which I may suffer arising from (a) their acting on any emailed instructions which purport to be (and which they believe in good faith to be) from me; or (b) the Company on behalf of and for the account of Portfolio exercising its absolute discretion not to, and instructing the Investment Advisor and the Administrator not to, act on such emailed instructions; or (c) any emailed instructions which are not received by the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator due to failed transmission or delivery thereof and that I will keep the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator and any of their employees, officers, directors, agents, holding or subsidiary companies or affiliates fully indemnified on demand against all actions, losses and expenses brought against, or incurred by, the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator and any of their employees, officers, directors, agents, holding or subsidiary companies or affiliates resulting from any of them acting, or failing to act, on such instructions or from the non-receipt of emailed instructions due to failed transmission or delivery thereof.

(p)	In consideration of the Investment Advisor and the Administrator processing this Subscription Agreement and the Company on behalf of and for the account of Portfolio making a provisional allotment of the Participating Shares, I hereby agree to indemnify and hold harmless the Company on behalf of and for the account of Portfolio, the Investment Advisor, the Administrator and the Directors against any loss, costs or expenses incurred by it or them as a result of my failure to transfer the In Specie Shares to the Portfolio for the application of Participating Shares within the time required by the Offering Documents.

(q)	I hereby agree to indemnify and keep indemnified the Company on behalf of and for the account of Portfolio, the Directors, the Investment Advisor and the Administrator against any loss arising to either of them as a result of any breach of any representation, warranty, covenant or confirmation by me in this Subscription Agreement or of my failure to disclose any relevant details or provide them with all information requested by either of them.

(r)	This Subscription Agreement shall constitute an instruction and authority to the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator (or other person or company nominated by them for the purpose) on my behalf to execute any registration or application forms or other documents and generally to do all such other things as the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator or such other person or company nominated by them may consider necessary or desirable to effect the issue and allotment of the Participating Shares I subscribe for thereunder, my subscription and registration of the Participating Shares issued to me in my name or otherwise to give effect to my subscription for the Participating Shares.

(s)	In respect of the signature verification, should there be any outstanding issues pending confirmation, the Investment Advisor and the Administrator will advise the Portfolio. The subscription will be subject to their final approval.

(t)	This Subscription Agreement is irrevocable unless the Directors otherwise determine in their sole and absolute discretion.

(u)	I have the knowledge, expertise and experience in financial matters to evaluate the risks of investing in the Portfolio; I am aware of the risks inherent in investing in the Participating Shares and the method by which the assets of the Portfolio are held and/or traded, including those summarised under “Risk Factors” and as described in greater detail in the Offering Documents, and I can bear the risk of loss of my entire investment in the Portfolio.

(v)	I am bound by the laws of the Cayman Islands. This Subscription Agreement shall be governed by and construed in accordance with the laws of the Cayman Islands.

(w)	I agree to provide the confirmation of the representations, warranties, agreements and declarations herein to the Company on behalf of and for the account of Portfolio or the Investment Advisor at such times as the Company on behalf of and for the account of Portfolio or the Investment Advisor may request, and to provide on request such certifications, documents or other evidence as the Company on behalf of and for the account of Portfolio or the Investment Advisor may reasonably require to substantiate such representations, warranties, agreements and declarations.

(x)	I represent that all information (x) I have provided to the Company on behalf of and for the account of Portfolio, the Investment Advisor and the Administrator in connection with this Subscription Agreement is true and correct. I agree to notify the Company on behalf of and for the account of Portfolio and the Investment Advisor immediately if I become aware that any of these representations, warranties, agreements and declarations are no longer accurate and complete in all respects.

(y)	I shall repeat the above representations, warranties, agreements and declarations for each and every subsequent subscription or conversion request I make in respect of the Participating Shares.

(z)	I acknowledge and understand that the Company on behalf of and for the account of Portfolio and the Investment Advisor will need to evaluate the status of me and comply with AML, regulatory or tax requirements applicable to the Portfolio, its shareholders or any proposed investments of the Portfolio (including, without limitation, under or pursuant to the FATCA (as defined below)) and to avoid any penalty or withholding or other adverse consequence resulting from the Portfolio's failure to comply with such obligations and requirements. Furthermore, many jurisdictions are in the process of changing or creating AML embargo and trade sanctions and similar laws, regulations and requirements (whether or not with force of law) or regulatory policies and many financial intermediaries are in the process of changing or creating responsive disclosure and compliance policies (the "Requirements") and the Company on behalf of and for the account of Portfolio and the Investment Advisor could be required to obtain certain assurances from me, disclose information pertaining to me to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. I acknowledge and understand that it is the Company’s (on behalf of and for the account of the Portfolio) policy to comply with Requirements to which it may become subject and to interpret them broadly in favour of disclosure. I hereby agree, and by reason of holding the Participating Shares shall be deemed to have agreed, that I shall provide additional information or take such other actions as may be necessary for the Company on behalf of and for the account of Portfolio to comply with the Requirements or related legal process. I also represent that, to my knowledge, I shall at all times comply with any Requirements. I further acknowledge that the Company on behalf of and for the account of Portfolio and the Investment Advisor may take such action as each of them considers necessary in relation to my holding, distributions and/or redemption proceeds to ensure that any withholding tax payable by the Company on behalf of and for the account of Portfolio, and any related costs, interest, penalties and other losses and liabilities suffered by the Portfolio, the Investment Advisor, or any other investor, or any agent, delegate, employee, director, officer or affiliate of any of the foregoing persons, arising from such my failure to provide any requested documentation or other information to the Company on behalf of and for the account of Portfolio, is economically borne by me. For the purposes of this paragraph, "FATCA" means one or more of the following, as the context requires:

(i)

sections 1471 to 1474 of the US Internal Revenue Code of 1986 and any associated legislation, regulations or guidance, commonly referred to as the US Foreign Account Tax Compliance Act, the Common Reporting Standards ("CRS") issued by the Organisation for Economic Cooperation and Development or similar legislation, regulations or guidance enacted in any other jurisdiction which seeks to implement equivalent tax reporting and/or withholding tax regimes;

(ii)	any intergovernmental agreement, treaty or any other arrangement between the Cayman Islands and the US or any other jurisdiction (including between any government bodies in each relevant jurisdiction), entered into to facilitate, implement, comply with or supplement the legislation, regulations or guidance described in the sub clause directly above; and

(iii)	any legislation, regulations or guidance implemented in the Cayman Islands to give effect to the matters outlined in the preceding paragraphs.

(aa)	I confirm that the Participating Shares are to be purchased through transfer of the In Specie Shares that are from legitimate sources which do not constitute the proceeds of criminal conduct or criminal property within the meaning given in the Proceeds of Crime Law (as amended) of the Cayman Islands and the regulations or guidance notes issued pursuant thereto, further, I acknowledge and understand that if any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (as amended) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Law (as amended) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property and any such report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise and the fact of such disclosure shall not give rise to any liability for the disclosure.

(bb)	I understand and acknowledge that where a subscription for Participating Shares is accepted, the Participating Shares will be treated as having been issued with effect from the relevant subscription day even though the subscriber for those Participating Shares may not be entered in the Portfolio’s register of members until after the relevant subscription day.

(cc)	I acknowledge and agree that, the agreements and covenants in this Subscription Agreement will survive the acceptance (or rejection) of this Subscription Agreement and any subsequent redemption from the Portfolio by me of all my Participating Shares.

(dd)	I acknowledge and agree that except as otherwise provided by applicable securities law, I am not entitled to cancel, terminate or revoke this subscription or any of my agreements hereunder after this Subscription Agreement has been submitted (and not rejected) and that this subscription and these agreements survive my death, incapacity, disability or insolvency. This Subscription Agreement is governed by and interpreted in accordance with the laws of the Cayman Islands.

(ee)

I hereby irrevocably constitute and appoint the Portfolio and any of its Directors, officers (or its successor and any of its officers) with full power of substitution, acting jointly or severally, as my attorney-in-fact and agent to sign, execute and deliver, in my name and on my behalf, all or any such agreement, deeds, instruments, documents and/or any counterpart thereof or certificates or to take any such action as it deems necessary on one or more occasions pursuant to the terms of the Offering Documents and/or Articles, including (without limitation) the power and authority to sign, execute and deliver (or attach signature pages to) all agreements, deeds or instruments or documents, or any counterpart thereof, relating to any transfers of Participating Shares in my name. This power of attorney is irrevocable and is given to secure a proprietary interest of the Portfolio or the performance of an obligation owed to the Portfolio.

4.	Transfer and DeLIVERables

4.1	If the subscription application for the Participating Shares is accepted, the legal and beneficial title of the In Specie Shares shall be transferred to Essence International Advanced Products and Solutions SPC on behalf of and for the account of Essence Growth Company Fund SP.

4.2	All relevant certifications, documents and other evidence relating to the transfer of the In Specie Shares shall be delivered to the Portfolio upon completion of the transfer, including:

(a)	the share certificates representing the In Specie Shares, medallion guaranteed, along with transfer powers duly executed on behalf of the transferor in favor of the transferee to the Target Company’s transfer agent with instructions to transfer the In Specie Shares to Essence International Advanced Products and Solutions SPC on behalf of and for the account of Essence Growth Company Fund SP;

(b)	copies of directors’ resolution (if applicable) of the Target Company approving the transfer of the In Specie Share; and

(c)	other related documents with respect to the transfer of the In Specie Shares to the Portfolio as reasonably required by the Directors from time to time.

9

5.	Notes

5.1	Delivery

Please return this Subscription Agreement to the Investment Advisor and the Administrator by email to the email addresses shown at the top of this Subscription Agreement (the original Subscription Agreement to follow immediately by post to the address shown at the top of this Subscription Agreement) or by post to the mailing address shown at the top of this Subscription Agreement. The application may be rejected if the original Subscription Agreement has not been received by the deadline as specified in the Offering Documents.

5.2	Rejection of Application

The Directors may, in their sole and absolute discretion, reject any application in whole or in part at the cost and risk of the Subscriber. All applications for subscription will not be dealt with until all required supporting documentation have been received.

5.3	Share Certificate

The Participating Shares will be issued in non-certificated form unless the Directors determine otherwise. Written confirmation detailing the Participating Shares which have been subscribed for and are to be issued will normally be sent to successful subscriber as soon as practicable after the Directors have accepted his subscription application.

5.4	Details of Subscription Procedures

Subscription procedures are detailed in the Offering Documents, and may also be confirmed with the Investment Advisor and/or the Administrator.

5.5	Anti-money laundering verification requirements

(a)	As part of the Investment Advisor's responsibility to comply with any applicable anti-money laundering regulations, the Investment Advisor or its agent may require detailed verification of an applicant's identity and the source of contribution. The Investment Advisor reserves the right to request for such information as is necessary to verify the identity of an applicant and the source of contribution.

(b)	Applicants are required to provide certain supplemental documentation in connection with this subscription. Please note all documents listed in the Schedule 1 "Anti-money Laundering Verification Documents” are required and must either be originals or certified true copies. Where documents are not in English, a notarized translation is required.

5.6	Execution of Subscription Agreement

(a)	All individual subscribers (including all joint subscribers) must sign this Subscription Agreement.

(b)	A firm (not a limited company) subscriber should sign in the name(s) of and by the proprietor(s).

(c)	A corporation should complete this Subscription Agreement under seal or under the hand of a duly authorised official who should state his capacity and furnish a certified copy of the authority pursuant to which such official is authorised.

(d)

If this Subscription Agreement is signed under a power of attorney, such power of attorney or a duly certified copy thereof and, if requested by the Directors, a confirmation from a local lawyer as to the validity of such power of attorney under its proper or governing law, must accompany this Subscription Agreement.

5.7	FATCA/CRS self-certification

Please complete and return the FATCA/CRS Self-Certification Form (Entity / Individual), the form of which is attached in Schedule 2 hereto.

5.8	Third Party Rights

Without prejudice to section 3.1(e) and unless expressly provided to the contrary in this Subscription Agreement, a person who is not a party to this Subscription Agreement shall not have any rights under the Contracts (Rights of Third Parties) Law, 2014 (as amended) to enforce any term of this Subscription Agreement. Notwithstanding any term of this Subscription Agreement, the consent of or notice to any person who is not a party to this Subscription Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Subscription Agreement at any time.

5.9	Modifications

No attempt to revise, delete, strike, sticker or otherwise modify the text of this Subscription Agreement will be accepted, and any attempt by a prospective subscriber or anyone acting on behalf of a prospective subscriber to modify this Subscription Agreement will be void. Only those changes expressly agreed by the Company on behalf of and for the account of Portfolio and the Investment Manager in a separate written instrument executed by the Company on behalf of and for the account of Portfolio and the Investment Manager will be valid. By submitting a Subscription Agreement, each prospective investor consents to the Company on behalf of and for the account of Portfolio accepting this Subscription Agreement on the basis that any changes proposed by the prospective investor to this Subscription Agreement are null and void.

Subscriber Signature Page

Signature:

/s/ PAN Dangyu
Name: PAN Dangyu

Date:	September 11	, 2019

Approval and Endorsements by the Portfolio

The application for subscription of

☒	full amount as specified in section 1 “Application Details”

☐	such less amount being US$	(in figures)

(please tick one box only)
(in words)

is hereby approved and accepted by:

Signature:
/s/ Zhu Jiang
Name: Zhu Jiang
Title: Director

For and on behalf of	Essence International Advanced Products and Solutions SPC acting on behalf of and for the account of Essence Growth Company Fund SP

Date:	September 11	, 2019

Schedule 1 Anti-money Laundering Verification Documents

Each Applicant please provide the following documents set out in the AML Checks column:

AML CATEGORY	AML CHECKS
Individual

•      Certified passport/Identity

•      Certified proof of address (within recent 3 months)

•      Subscription document received

•      Banking details on file

•      Information on occupation and source of wealth for investment (a statement on the Subscription Agreement or a signed letter will satisfy this requirement)

•      Payment record

Private/Nominee Company

•      Certified copy of the Certificate of Incorporation

•      Certified copy of Memorandum and Articles of Association

•      Certified Register of Members

•      Certified Register of Directors

•      Certified Authorized Signatory list with specimen signatures

•      Certified documents as per investor type for all directors, signatories and all beneficial owners (>10% of interest)

•      Subscription document received

•      Banking details on file

•      Payment record

Private/Nominee Company (Regulated)

•      Documentary evidence of regulated status

•      Certified Authorized Signatory List

•      AML letter on company letterhead if acting in a nominee capacity

•      Subscription document received

•      Banking details on file

•      Payment record

Listed Company

•      Documentary evidence of listing

•      Certified Authorized Signatory List

•      AML letter on company letterhead if acting in a nominee capacity

•      Subscription document received

•      Banking details on file

•      Payment record

Partnership

•      Certified copy of partnership agreement (including the initial and amended ones)

•      Certified copy of certificate of formation or registration

•      Certified documents as per investor type for all partners owning over 10% of interest (as per investor type required documentation)

•      Subscription document received

•      Banking details on file

•      Payment record

Trust/Foundation

•      Certified copy of trust deed

•      Certified copies of identification documents for trustees

(as per investor type required documentation)

•      Certified copies of identification documents for all beneficiaries (as per investor type required documentation)

•      Subscription document received

•      Banking details on file

•      Payment record

•      Authorized Signatory list with specimen signatures

Fund/Charity

•      Certified Authorized Signatory List and properly authorized mandate of persons completing the form to act on behalf of the Investor.

•      Documentary evidence of regulated status of IM otherwise provide all documentation required as per IM investor type

•      AML letter on company letterhead from Fund Administrator

•      Subscription document received

•      Banking details on file

•      Payment record

Government Entity	• Certified Authorized Signatory List • Documentary evidence of government/public body status • Subscription documents received • Bank details provided • Payment record

NOTE: ALL COPY DOCUMENTS MUST BE CERTIFIED BY A SUITABLE CERTIFIER, which includes such professionals as an attorney, accountant, notary public, judge, senior civil servant, government official or director or manager of a regulated credit or financial institution. The certifier should provide their name, signature, title, employer name or occupation and the date of certification. Preferably the certification should also read as "This document is certified by me as a true and accurate copy of the original".

Schedule 2 SELF-CERTIFICATION Form

Schedule 3 Private Placement Memorandum relating to the Portfolio